FOR IMMEDIATE RELEASE

Norfolk Southern commences $1.2 billion accelerated share repurchase program

NORFOLK, Va., Aug. 2, 2018 – Norfolk Southern Corporation (NYSE: NSC) today announced that it has entered into accelerated share repurchase (ASR) agreements with Bank of America N.A. and Goldman Sachs & Co. LLC to repurchase an aggregate of $1.2 billion of Norfolk Southern’s common stock.

“We are delivering on our commitment to provide significant value to our shareholders,” said Chairman, President and CEO James A. Squires. “These ASR transactions, combined with our ongoing, market-based share repurchases and recent dividend increases, clearly demonstrate our board’s confidence in Norfolk Southern’s present and future.”

Under the terms of the ASR agreements, Norfolk Southern will receive initial deliveries totaling approximately 5.7 million shares on Aug. 3, 2018. This represents approximately 80 percent of the expected share repurchases under the ASR program, based on the closing price of Norfolk Southern common stock on Aug. 2, 2018. The ultimate purchase prices per share under the ASR agreements are subject to adjustment and are expected to equal the volume-weighted average price of Norfolk Southern’s common stock during the term of the ASR program, less a discount. The final number of shares repurchased pursuant to the ASR program will be determined based on such per share purchase prices. Norfolk Southern will fund the ASR program on Aug. 3, 2018, using a portion of the proceeds generated from its Aug. 2, 2018, debt issuance. The ASR transactions are expected to be completed no later than the end of January 2019.

Norfolk Southern will acquire these shares in addition to its ongoing open-market share repurchases. Since the beginning of 2006 through June 30, 2018, Norfolk Southern has repurchased and retired 173.3 million shares at a total cost of approximately $12 billion.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:

Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)
Investor Inquiries:

Clay Moore, 757-629-2861 (clay.moore@nscorp.com)
http://www.norfolksouthern.com

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